Exhibit 99.1

For Immediate Release

OncoMed Announces First Quarter 2017 Financial Results and Demcizumab DENALI Results

Q1 Cash Balance of $156.9M – Cash Through Q3 2019

Phase 2 Demcizumab DENALI Non-Small Cell Lung Cancer Trial Did Not Meet Endpoints

Focused on Immuno-Oncology Pipeline and Celgene Collaboration Programs

Management to Host Conference Call/Webcast this Morning at 8:30 a.m. ET / 5:30 a.m. PT

REDWOOD CITY, Calif.  – May 8, 2017 – OncoMed Pharmaceuticals Inc. (NASDAQ: OMED), a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics, today announced first quarter financial results.  As of March 31, 2017, cash, and short-term investments totaled $156.9 million.

“We continue to drive forward our strong immuno-oncology R&D pipeline, including anti-TIGIT, wholly-owned GITRL-Fc trimer, and our novel undisclosed immuno-oncology discovery programs – as well as advancing programs in our Celgene collaboration to $98 million in potential opt-in payments within the next two years,” said Paul J. Hastings, OncoMed’s Chairman and CEO.  “With more than two years cash, we are dedicated to advancing our pipeline while exploring partnering opportunities to advance all of our programs.”

DENALI Phase 2 Clinical Trial Update

The company is reporting top-line results from the three arm randomized Phase 2 “DENALI” clinical trial of demcizumab (anti-DLL4, OMP-21M18) in combination with carboplatin and pemetrexed in front-line non-squamous non-small cell lung cancer (NSCLC).  DENALI was designed to assess the efficacy and safety of either one or two 70 day truncated courses of demcizumab plus carboplatin and pemetrexed versus carboplatin and pemetrexed plus placebo.  The primary endpoint of the study was overall response rate (ORR) and secondary endpoints were clinical benefit rate (CBR; rate of complete and partial responses and stable disease), progression-free survival (PFS), overall survival (OS) and safety.  The statistical plan for DENALI was based on the expectation of enrolling 200 patients, but enrollment was discontinued at 82 patients due to the evolving treatment landscape in NSCLC.  Of these 82 patients, 25 patients received carboplatin and pemetrexed plus placebo, while 57 received carboplatin, pemetrexed plus either one or two 70 day courses of demcizumab.  Although these data were not fully mature at the time of analysis, demcizumab treatment failed to meet its efficacy endpoints when compared to placebo, with better outcomes apparent in the placebo group. Specifically, the ORR was 28% versus 52% (p=0.04) and CBR was 79% versus 92% (p=0.17) in the pooled demcizumab arms and the placebo arm, respectively.  Median PFS was 5.5 months versus 8.7 months (p=0.02) and mOS was 15.5 months versus not reached (p=.06) in the pooled demcizumab arms and the placebo arm, respectively.  No statistically significant differences in efficacy were observed between patients receiving one course or two courses of demcizumab.  Demcizumab was generally well tolerated in combination with chemotherapy with nausea, fatigue, constipation, anemia and hypertension being the most common toxicities. There were no cases of Grade 3 or greater heart failure or pulmonary hypertension in this study.  The overall safety profile was consistent with that observed in our other studies, and no new safety signals were identified.

OncoMed is discontinuing the dosing of all patients on the demcizumab trials, including the demcizumab plus pembrolizumab Phase 1b study, and will conduct a complete program review in the near term with its partner Celgene.

Recent Developments

•

Presented data from multiple preclinical studies detailing the mechanism and anti-tumor activity of anti-TIGIT alone and in combination with checkpoint inhibitors at the AACR Annual Meeting 2017.  The first patient in a Phase 1a single-agent study of OncoMed’s anti-TIGIT antibody (OMP-313M32) was recently enrolled.

•

Began enrollment of patients in two Phase 1b clinical trials of anti-DLL4/VEGF bispecific antibody (OMP-305B83), now known as navicixizumab, plus standard-of-care chemotherapy for the treatment of second-line colorectal and platinum-resistant ovarian cancers.

•

Announced partner Bayer Pharma decided not to exercise its option to license the first-in-class Wnt pathway inhibitors vantictumab (anti-Fzd, OMP-18R5) and ipafricept (Fzd8-Fc, OMP-54F28) for strategic reasons.  OncoMed announced it put both programs on hold, and that it would pursue potential partnering opportunities for Wnt/IO combinations, utilizing different dosing regimens than those used in the Phase 1b studies. OncoMed has subsequently decided to cease dosing patients in the current vantictumab and ipafricept Phase 1b studies following a recent bone adverse event that occurred in a patient receiving vantictumab plus paclitaxel in the Phase 1b HER2-negative breast cancer trial.

•	Announced negative top-line trial results for YOSEMITE and PINNACLE Phase 2 studies and subsequent workforce reduction.

First Quarter 2017 Financial Results
Cash and short-term investments totaled $156.9 million as of March 31, 2017, compared to $184.6 million as of December 31, 2016.

Revenues for the first quarter 2017 totaled $6.2 million, as compared to $6.4 million in the first quarter of 2016.  The slight decrease in revenue over the same period in 2016 was primarily due to slightly lower revenue recognized from reimbursement of research and development costs for services performed in the first quarter of 2017.

Research and development (R&D) expenses for the first quarter 2017 were $24.0 million compared with $28.4 million for the same period in 2016.  The decrease was primarily due to lower external research and development costs attributable to the decrease in Phase 2 clinical trial costs of demcizumab and tarextumab programs, partially offset by an increase in internal program costs.

General and administrative (G&A) expenses for the quarter ended March 31, 2017 were $5.0 million, compared to $5.2 million for the same period in 2016. Decreased expenses during the first quarter 2017 were due to lower consulting and outside professional service costs.

Net loss for the first quarter 2017 was $22.6 million ($0.61 per share), compared to $27.2 million ($0.90 per share) for the same period of 2016. The change in net loss from the prior year quarter was due to lower R&D and G&A expenses.

2017 Financial Guidance
OncoMed anticipates 2017 full-year cash expenses will be approximately $90 million, including the impact of one-time severance-related charges in the range of approximately $2.6 million to approximately $3.1 million related to our previously announced workforce reduction. Based on the current plan, OncoMed anticipates that its current cash balance is sufficient to fund pipeline development and company operations through the third quarter of 2019, before considering potential opt-in milestones under our Celgene collaboration. These milestones include:

•	Anti-TIGIT: Potential $35 million following the completion of our ongoing Phase 1a clinical trial
•	Rosmantuzumab (Anti-RSPO3): Potential $38 million following the completion of our ongoing Phase 1a and Phase 1b clinical trials, focused on RSPO3-high and RSPO gene fusion patients.
•	Navicixizumab (Anti-DLL4/VEGF): Potential $25 million following the completion of our ongoing Phase 1a and Phase 1b clinical trials.

Following potential opt-in, OncoMed would be eligible to co-develop and co-commercialize rosmantuzumab and/or navicixizumab with Celgene, while Celgene would assume all downstream costs and development activities for anti-TIGIT post option exercise. The company could be eligible to receive approximately $1.5 billion in downstream milestones related to these three programs, plus potential royalties and/or profit-sharing.

Conference Call Today
OncoMed management will host a conference call today beginning at 8:30 a.m. ET/5:30 a.m. PT to review first quarter 2017 financial results and recent progress.

Analysts and investors can participate in the conference call by dialing 1-855-420-0692 (domestic) and 1-484-756-4194 (international) using the conference ID# 18252865.  The webcast of the conference call can be accessed live on the Investor Relations section of the OncoMed website, http://www.oncomed.com.  An audio replay of the conference call can be accessed by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 (international) utilizing the conference ID number listed above.  The web broadcast of the conference call will be available for replay through July 31, 2017 via the OncoMed website.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics.  OncoMed has internally discovered a broad pipeline of investigational drugs intended to address the fundamental biology driving cancer’s growth, resistance, recurrence and metastasis.  Demcizumab (anti-DLL4, OMP-21M18), navicixizumab (anti-DLL4/VEGF bispecific, OMP-305B83), rosmantuzumab (anti-RSPO3, OMP-131R10) and anti-TIGIT (OMP-313M32) are part of the company’s strategic alliances with Celgene Corporation.  OncoMed is independently developing GITRL-Fc (OMP-336B11), as well as continuing to pursue new drug discovery research.  For further information about OncoMed Pharmaceuticals, please see www.oncomed.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, OncoMed's intentions and expectations regarding the period of time during which cash will be available to fund OncoMed's pipeline development and operations; OncoMed's operating cash burn for 2017; the opportunities for partnering OncoMed’s unpartnered programs, including partnering vantictumab and ipafricept for use in combination with immuno-oncology agents; the ability to safely dose vantictumab and ipafricept in combination with immuno-oncology agents; OncoMed’s ability to advance its research and development pipeline, including advancing programs in OncoMed’s Celgene collaboration to opt-in milestones within the next two years; OncoMed's ability to obtain opt-in payments or other milestones, royalties, and/or profit sharing for its programs partnered with Celgene; and OncoMed’s estimate of severance-related charges.  Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed's clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; OncoMed's dependence on its collaboration partner Celgene for the funding of its partnered programs; OncoMed's ability to raise additional capital to support the development of its unpartnered programs; OncoMed's reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed's reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; and OncoMed's dependence on its key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed's business in general, see OncoMed's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 9, 2017 and OncoMed's other current and periodic reports filed with the SEC.

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Investor Relations Contact:

Peter Rahmer

Trout Group

prahmer@troutgroup.com

(646) 378-2973

Mike Zanoni

Trout Group

mzanoni@troutgroup.com

(646) 378-2924

ONCOMED PHARMACEUTICALS, INC.
Condensed Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	March 31,

	2017	2016

Total revenue:	$6,213	$6,350

Operating expenses:
Research and development	23,987	28,398
General and administrative	4,984	5,199
Total operating expenses	28,971	33,597
Loss from operations	(22,758)	(27,247)
Interest and other income (expense), net	154	37
Loss before income taxes	(22,604)	(27,210)
Income tax provision (benefit)	4	3
Net loss	$(22,608)	$(27,213)

Net loss per common share, basic and diluted	$(0.61)	$(0.90)
Shares used to compute net loss per common share, basic and diluted	37,271,023	30,221,634

ONCOMED PHARMACEUTICALS, INC.
Condensed Balance Sheets
(Unaudited)
(Amount in thousands)

	March 31, 2017	December 31, 2016

Cash and short-term investments	$156,935	$184,573
Prepaid and other assets	10,011	10,909
Total assets	$166,946	$195,482

Deferred revenue	$174,552	$179,883
Other liabilities	33,166	38,627
Stockholders' equity (deficit)	(40,772)	(23,028)
Total liabilities and stockholders' equity (deficit)	$166,946	$195,482